SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 26, 2008

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court #250, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

In order to raise additional capital to support our operations, we are currently conducting a private placement of a minimum of $2,500,500 and a maximum of $5,500,500 of units consisting of Series C Convertible Preferred Stock of the Company (“Series C Stock”) and warrants to purchase shares of Common Stock of the Company (“Common Stock”). Each unit consists of one share of Series C Stock with a stated value of $750 and warrants to purchase 2,000 shares of Common Stock at an exercise price of $0.375 per share. Each share of Series C Stock is convertible into shares of Common Stock at a conversion price of $0.375 (resulting in each share being convertible into 2,000 shares of Common Stock).

On June 30, 2008, we completed the sale of $2,716,750 of units in this private placement to 31 accredited investors, including the conversion of the principal amount of $1,500,000 of convertible notes issued by the Company in January 2008, and $72,500 of accrued interest thereon, in accordance with the terms of such notes. Net proceeds to the Company were approximately $1,053,000 (offering costs were approximately $91,000). We plan to conduct additional closings in the event we receive additional subscriptions to purchase units in the private placement.

Gilford Securities Corporation is acting as our placement agent in the offering, and will receive a cash fee equal to 7% of the gross proceeds that we sell in the private placement and warrants to purchase a number of units equal to 10% of the number of units that we sell in the private placement.

The offers and sales of the securities in the private placement are exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Rule 506 and Section 4(2) of the Act. In connection with the offers and sales, we will not conduct any general solicitation or advertising, and we will comply with the requirements of Regulation D relating to the restrictions on the transferability of the shares issued.

Item 3.03	Material Modification to Rights of Security Holders.

On June 26, 2008, the Company received a notice of effectiveness from the Secretary of State of the State of Delaware regarding the attached Certificate of Amendment of Certificate of Incorporation of the Company (the “Amendment”). The Amendment established the rights, preferences, and limitations of the Series C Stock, including without limitation, providing for the following: (i) a 12% face value noncumulative coupon on the Series C Stock, payable semi-annually in cash or Common Stock; (ii) pre-emptive rights for holders of the Series C Stock; (iii) a redemption feature whereby the Series C Stock may be repurchased by the Company at its option, at a purchase price of $1,875 per share; (iv) a mandatory conversion feature whereby the Series C Stock is automatically converted into Common Stock in the event that the bid price of the Common Stock closes at or above $1.00 for 20 consecutive trading days and the average daily trading volume of the Common Stock is equal to or greater than $150,000; and (v) a requirement of the approval of a majority of the outstanding Series C Stock to increase the number of authorized shares of Series C Stock.

The above description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, attached as Exhibit 3.1 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.03 is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	3.1	Certificate of Amendment to Certificate of Incorporation of Simtrol, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated: July 1, 2008